Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File No.’s 333-170498, 333-192840, 333-212430, 333-235556, 333-268019 and 333-291512) and S-3 (File No.’s 333-211695, 333-227846, 333-258756 and 333-279277) of our report dated March 5, 2026, with respect to the consolidated financial statements of CorMedix Inc. as of and for the year ended December 31, 2025, included in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ CBIZ CPAs P.C.

Morristown, New Jersey

March 5, 2026